Exhibit 4.33.1

DATED 1st DECEMBER 2009

AMENDMENT AGREEMENT

between

CEMEX, S.A.B. de C.V.

acting for itself and as agent on behalf of each Obligor

and

CITIBANK INTERNATIONAL PLC

acting for itself and as Administrative Agent on behalf of the Finance Parties

RELATING TO THE FINANCING AGREEMENT

DATED 14 AUGUST 2009

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RWB/RYZS/VJ)

THIS AGREEMENT is dated 1st December 2009 and made between:

(1)	CEMEX, S.A.B. de C.V. (the “Parent”) (for itself, and in accordance with Clause 34.7 and 38.1(c) of the Financing Agreement, on behalf of each Obligor); and

(2)	CITIBANK INTERNATIONAL PLC, for itself and as administrative agent of the Finance Parties under the Financing Agreement (the “Administrative Agent”).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Financing Agreement” means the financing agreement dated 14 August 2009 and made between (amongst others) (1) CEMEX, S.A.B. de C.V.; (2) the financial institutions and noteholders named therein in their capacity as Participating Creditors; (3) Citibank International PLC, acting as Administrative Agent; and (4) Wilmington Trust (London) Limited, acting as Security Agent.

1.2	Incorporation of defined terms

(A)	Unless a contrary indication appears, a term defined in the Financing Agreement has the same meaning in this Agreement.

(B)	The principles of construction set out in the Financing Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

1.4	Third party rights

Except as otherwise expressly provided in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Financing Agreement, the Parent and the Administrative Agent designate this Agreement as a New Finance Document.

2.	Amendment

With effect from the date of this Agreement, the Financing Agreement shall be amended as set out in Schedule 1 (Amendments to Financing Agreement) to this Agreement.

3.	Representations

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement.

4.	Continuity, Guarantee confirmation, No novation and Further assurance

4.1	Continuing obligations

The provisions of the Financing Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.2	Guarantee confirmation

The Parent (acting on behalf of each of the Guarantors) hereby confirms for the benefit of the Finance Parties that, notwithstanding any amendments which may be made to the Financing Agreement pursuant to this Agreement, the guarantee and indemnity obligations undertaken by each of the Guarantors pursuant to Clause 20 (Guarantee and indemnity) of the Financing Agreement shall remain in full force and effect.

4.3	No novation

The amendment of the Financing Agreement does not constitute a novation of the obligations of the parties thereto.

4.4	Further assurance

The Parent shall, at the request of the Administrative Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	Costs and Expenses

The Parent shall within fifteen days of receipt of demand pay (or procure to be paid) the Administrative Agent the amount of all legal fees reasonably incurred by the Administrative Agent in connection with the negotiation, preparation, printing and execution of this Agreement.

6.	Consent of the Majority Participating Creditors

Pursuant to Clause 38.1 (Amendments and waivers) of the Financing Agreement, the Administrative Agent, by its signature to this Agreement, hereby confirms that it has received the consent of the Majority Participating Creditors to the amendments to the Financing Agreement as set out in Clause 2 (Amendment) and has been authorised by them to execute this Agreement on their behalf.

7.	Miscellaneous

7.1	Incorporation of terms

The provisions of Clause 34 (Notices), Clause 36 (Partial Invalidity), Clause 37 (Remedies and Waivers) and Clause 41 (Enforcement) of the Financing Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the New Finance Documents” or “any New Finance Document” are references to this Agreement.

7.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	Governing Law

This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

Schedule 1

Amendments to Financing Agreement

1.	Amendment to the Debt definition

(I)	The definition of “Debt” contained in Clause 23.1 of the Financing Agreement shall be deleted in its entirety and replaced with the following definition:

““Debt” of any person means, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including the perpetual bonds, (iii) the aggregate net mark-to-market of Treasury Transactions (except to the extent such exposure is cash collateralised to the extent permitted under the Finance Documents) of such person but excluding Treasury Transactions relating to the rate or price of energy or any commodity, (iv) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of Trading, (v) all obligations of such person as lessee under Capital Leases, (vi) all Debt of others secured by Security on any asset of such person, up to the value of such asset, (vii) all obligations of such Person with respect to product invoices incurred in connection with export financing, (viii) all obligations of such person under repurchase agreements for the stock issued by such person or another person, (ix) all obligations of such person in respect of Inventory Financing permitted under paragraph (e) of the definition of Permitted Financial Indebtedness and (x) all guarantees of such person in respect of any of the foregoing provided, however, that for the purposes of calculating the Consolidated Funded Debt element of the Consolidated Leverage Ratio, Relevant Convertible/Exchangeable Obligations shall be excluded from each of the foregoing sub-paragraphs (i) to (x) (inclusive). For the avoidance of doubt, all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof are not Debt until they are required to be funded.”.

(II)	The following new definition shall be added in alphabetical order in Clause 23.1 of the Financing Agreement:

““Relevant Convertible/Exchangeable Obligations” means any Financial Indebtedness incurred by any person the terms of which provide that satisfaction of the principal amount owing under such Financial Indebtedness (whether on or prior to its maturity and whether as a result of bankruptcy, liquidation or other default by such person or otherwise) shall occur solely by delivery of shares or common equity securities in the Parent.”.

(III)	The following additional sub-clause shall be added to Clause 24.23 of the Financing Agreement:

“(c)

For the avoidance of doubt, any delivery of shares or common equity securities in the Parent pursuant to the operation of the terms of any Relevant Convertible/Exchangeable Obligations shall not be restricted by this Clause 24.23.”.

2.	Retention Threshold Amendment

(I)

Sub-paragraph (B) of Clause 13.1(b)(i) of the Financing Agreement shall be deleted in its entirety and consequently the words “(A)” in the first line of Clause 13.1(b)(i) of the Financing Agreement shall be deleted and the word “and” appearing prior to the letter “(B)” also be deleted.

(II)

the “.” at the end of paragraph (iv) of Clause 13.1(b) of the Financing Agreement be replaced with a “,” and the following paragraph shall be added at the end of Clause 13.1(b) of the Financing Agreement, as a separate paragraph following sub-paragraph (iv):

“provided that, in the case of sub-clauses (i) or (ii) above, the amount required to be prepaid under this paragraph (b) in relation to the relevant Disposal or Permitted Fundraising (as the case may be) will be reduced by the amount of any Shortfall.”.

(III)	The following definitions shall be added to Clause 13.1(a) of the Financing Agreement in alphabetical order:

““Cash Maintenance Threshold” means $650,000,000 minus unutilised commitments (if any) under any Permitted Liquidity Facilities in place as at the last Business Day of the month ending immediately prior to the day on which the last instalment of any Disposal Proceeds or Permitted Fundraising Proceeds (as the case may be) are prepaid.”;

““Month End Cash in Hand” means the cash in hand of the Parent on a consolidated basis as at the last Business Day of the month ending immediately prior to the day on which the last instalment of any Disposal Proceeds or Permitted Fundraising Proceeds (as the case may be) are prepaid, with such amount being set out in a notice signed by an Authorised Signatory of the Parent and delivered to the Administrative Agent at the same time as the making of any final instalment of a prepayment amount required under Clauses 13.1(b)(i) or (ii).”; and

““Shortfall” means the amount by which the Month End Cash in Hand is less than the Cash Maintenance Threshold.”.

(IV)	The following additional minor amendments shall be made to Clause 1.1 of the Financing Agreement as a consequence of the above amendments:

(A)

In the last paragraph of paragraph (f) of the definition of “Permitted Financial Indebtedness” in the Financing Agreement, sub-paragraph (3) shall be deleted in its entirety and replaced with the following:

“(3) if proceeds of such issuance or incurrence are, to the extent required under this Agreement, being used to replace or refinance Financial Indebtedness which shares in the Transaction Security, such Financial Indebtedness shall be entitled to share in the Transaction Security in accordance with (and on the terms of) the Intercreditor Agreement; and”.

(B)

In paragraph (f) of the definition of “Permitted Guarantee” in the Financing Agreement, the words “, to the extent required under this Agreement,” shall be inserted after the word “used” in the last line of paragraph (f).

(C)

In paragraph (M) of Clause 24.5 of the Financing Agreement, the words “including, for the avoidance of doubt, any sharing in the Transaction Security referred to in paragraph (f) of the definition of Permitted Financial Indebtedness; shall be added after the words “the Transaction Security”.

3.	Permitted Financial Indebtedness Amendment

In the definition of “Permitted Financial Indebtedness” in Clause 1.1 of the Financing Agreement, sub-paragraph (1) of the last paragraph of paragraph (f) will be deleted in its entirety and replaced with the following:

“(1) the terms applicable to such issuance under paragraph (f)(i) (excluding pricing, but including, without limitation, as to prepayments, representations, covenants, events of default, guarantees and security) taken as a whole are no more restrictive or onerous than the terms applicable to the Facilities, and the terms applicable to such incurrence under paragraph (f)(ii) (excluding pricing, but including, without limitation, as to prepayments, representations, covenants, events of default, guarantees and security) are no more restrictive or onerous than the terms applicable to the Facilities;”.

4.	CEMEX Corp. Amendment

Paragraph (b) of Clause 26.6 of the Financing Agreement will be deleted in its entirety and replaced with the following wording:

“(b)

The value of the assets of any of the Obligors or Material Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities other than any such liabilities arising under Clause 20 (Guarantee and indemnity)) other than, in the case of CEMEX Corp., liabilities (including contingent and prospective liabilities) owed by CEMEX Corp. on and at any time after the date of this Agreement to another member of the Group provided that such liabilities of CEMEX Corp. are subordinated to the claims of the Participating Creditors in the event of the bankruptcy, winding up or liquidation of CEMEX Corp. or an acceleration under Clause 26.16 (Acceleration) of the Financing Agreement.”.

SIGNATURES

The Parent

CEMEX, S.A.B. de C.V. (for itself and as agent on behalf of each Obligor)

By:	/s/ Héctor Medina

The Administrative Agent

CITIBANK INTERNATIONAL PLC (for itself and as agent on behalf of the Finance Parties)

By:	/s/ Trevor Laflin